EXHIBIT 99.1
FOR IMMEDIATE RELEASE
JUNE 24, 2010

Contact:	Meggan Stall, Public Relations Specialist
Phone: (214) 721-9487
Meggan.Stall@CrosstexEnergy.com
CROSSTEX ENERGY ANNOUNCES EXPIRATION OF REGISTERED
EXCHANGE OFFER FOR 8.875 PERCENT SENIOR NOTES DUE 2018
DALLAS, June 24, 2010 — Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy Finance Corporation (together, the Issuers) today announced the expiration of their offer to exchange any and all of their $725,000,000 outstanding principal amount of 8.875 percent Senior Notes due 2018 for an equal amount of new 8.875 percent Senior Notes due 2018. The exchange offer expired at 5 p.m., Eastern time, on June 23, 2010.
Wells Fargo Bank, N.A., the exchange agent for the exchange offer, has advised that $725,000,000 aggregate principal amount of the original 8.875 percent Senior Notes due 2018 were validly tendered and not validly withdrawn prior to the expiration of the exchange offer, which represents 100% of the aggregate principal amount of original notes outstanding upon commencement of the exchange offer. The Issuers have accepted for exchange all of the original notes validly tendered and not validly withdrawn. The Issuers expect to complete the exchange offer and to issue the new notes in exchange for the original notes on or about June 25, 2010.
This press release shall not constitute an offer to exchange nor a solicitation of an offer to exchange the original notes. The exchange offer is being made only by the prospectus dated May 24, 2010, and only to such persons and in such jurisdictions as is permitted under applicable law.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, nine processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.
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Crosstex Energy Announces Expiration of Registered Exchange Offer for 8.875 Percent Senior Notes Due 2018

Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com.
This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by Crosstex based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors Crosstex believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Crosstex, which may cause Crosstex’s actual results to differ materially from those implied or expressed by the forward-looking statements. Crosstex has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
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